EXHIBIT 99.1
FirstCash Reports Third Quarter Results;
Company Sees Continued Improvement in Pawn Lending and Retail Margin Trends;
Store Count Reaches 2,750 Location Milestone
____________________________________________________________

Fort Worth, Texas (October 21, 2020) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of 2,750 retail pawn stores in the U.S. and Latin America, today announced financial results for the three and nine month periods ended September 30, 2020 and an update on the impact of COVID-19 on its business. The Company also announced that its Board of Directors declared a $0.27 per share quarterly cash dividend to be paid in November 2020.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash’s third quarter results reflected continued profitability and resiliency despite the sharp second quarter decline in pawn receivables related to the impacts of COVID-19. The Company saw steady recovery in pawn lending activity and near-record levels of retail margins. At the same time, we continue to invest in long-term growth, with 104 pawn stores opened or acquired year-to-date which drove the total store count to 2,750 locations.

“Given FirstCash’s continued profitability and strong cash flows, we are pleased to again pay our regular cash dividend this quarter of $0.27 per share, or $1.08 annualized. The Company also completed a $500 million bond offering during the third quarter that enabled us to redeem and replace $300 million of previously issued bonds at a more favorable rate and over a longer term, pay down a significant portion of the revolving credit facility and provide additional long-term funding for growth and future shareholder returns.”
This release contains adjusted earnings measures, which exclude debt extinguishment costs and certain other extraordinary and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2020	2019	2020	2019
Revenue	$359,890	$452,459	$359,890	$452,459
Net income	$15,062	$34,761	$24,453	$36,246
Diluted earnings per share	$0.36	$0.81	$0.59	$0.84
EBITDA (non-GAAP measure)	$34,174	$68,131	$46,333	$70,173
Weighted-average diluted shares	41,536	43,167	41,536	43,167

	Nine Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2020	2019	2020	2019
Revenue	$1,239,126	$1,366,077	$1,239,126	$1,366,077
Net income	$73,853	$110,464	$90,620	$114,064
Diluted earnings per share	$1.77	$2.55	$2.17	$2.63
EBITDA (non-GAAP measure)	$152,760	$209,203	$174,869	$213,959
Weighted-average diluted shares	41,691	43,358	41,691	43,358

Consolidated Earnings Highlights
•Due primarily to the combined impacts of COVID-19, debt extinguishment costs, lower foreign exchange rates and the wind-down of consumer lending operations, diluted earnings per share decreased 56% on a GAAP basis and 30% on an adjusted non-GAAP basis in the third quarter of 2020 compared to the prior-year quarter. For the nine month year-to-date period, diluted earnings per share decreased 31% on a GAAP basis and 17% on an adjusted non-GAAP basis. Key factors affecting the comparability of 2020 earnings results to 2019 include:
◦Third quarter and year-to-date 2020 GAAP net income was reduced by the loss on extinguishment of debt related to the senior notes refinancing which was $9 million, or $0.22 per share, on a tax-effected basis. This loss is excluded from the Company’s non-GAAP adjusted financial measures (see detailed reconciliation of non-GAAP financial measures provided elsewhere in this release).
◦The COVID-19 related impact on lending demand resulted in pawn fee revenues declining $43 million, or 30%, in the third quarter compared to the prior-year quarter. The impact of the decline was significantly offset by combined store-level and administrative expense reductions of $24 million during the quarter as compared to the prior-year quarter.
◦While total merchandise sales (from retail and wholesale scrap jewelry sales) were down 15% compared to the prior-year quarter, due primarily to lower beginning inventory levels, gross profit from merchandise sales was down only 2% on a U.S dollar basis and up slightly (under 1%) on a constant currency basis, in each case compared to the prior-year quarter, a result of significantly increased retail and scrap jewelry margins.
◦Foreign exchange rates in Latin America were also negatively impacted by COVID-19, affecting U.S. dollar-reported earnings per share and represented approximately $0.03 of earnings drag in the third quarter and $0.08 year-to-date.
◦Contraction and termination of non-core unsecured consumer lending operations during the first half of the year reduced earnings per share on a GAAP basis by $0.02 in the third quarter of 2020 and $0.07 per share year-to-date. Adjusted non-GAAP earnings per share were impacted by $0.03 in the third quarter and $0.13 year-to-date compared to the respective prior-year periods.
◦Income tax rates for the third quarter and the year-to-date periods were lower than prior-year periods, primarily due to the Internal Revenue Service finalizing regulations in July 2020 for the global intangible low-taxed income tax (“GILTI tax”) provisions for foreign operations in the U.S. federal tax code. The GILTI tax became effective in 2018, and based on preliminary IRS guidance, the impact to the Company has been included in its tax provisions since 2018. The finalized regulations issued in July effectively eliminated the impact of the incremental GILTI tax for the Company’s 2018, 2019 and current tax years and permitted retroactive application which results in a reduction in 2020 tax expense of approximately $3 million, or $0.07 per share.
•Net income for the third quarter totaled $15 million on a GAAP basis and $24 million on an adjusted non-GAAP basis. For the trailing twelve months ended September 30, 2020, consolidated net income was $128 million on a GAAP basis and $144 million on an adjusted non-GAAP basis, while adjusted EBITDA totaled $265 million.
•Cash flow from operating activities was $245 million for the trailing twelve months ended September 30, 2020. Adjusted free cash flow, a non-GAAP financial measure, for the trailing twelve months was $390 million.

Acquisitions and Store Opening Highlights
•A total of 13 de novo locations were opened in Latin America during the third quarter, which included 10 locations in Mexico, two in Guatemala and one in Colombia. Several expected third quarter openings were impacted by pandemic-related delays in obtaining various operating permits.
•Year-to-date, a total of 104 stores have been added in Latin America, including 64 de novo stores and 40 acquired stores.
•The total store count at September 30, 2020 stands at a record 2,750 locations, of which, 63% or 1,720 are in Latin America and 1,030 are in the United States.

U.S. Pawn Operations
•During the third quarter, all of the current 1,030 U.S. stores were operational, excluding a very limited number of temporary closures primarily related to the Company’s COVID-19 safety protocols.
•As previously reported, with the onset of COVID-19 related lock-downs and subsequent federal stimulus response, pawn loan originations in the U.S. fell significantly in April, declining almost 60% for the month. Pawn loan originations began improving in May and continued to rebound throughout the third quarter and thus far into October. Same-store pawn loan origination volumes were down only 17% in September as compared to the same prior-year period and were down only 8% during the past two weeks of October. During the same two week period, the volume of “buys,” which is merchandise purchased directly from customers, has increased 16% on a same-store basis compared to last year and total same-store customer fundings, which are pawn loan originations plus buys, are down just 5% compared to last year’s same two week period.
•Pawn balances at September 30 were down 30% compared to the prior year in total and on a same-store basis, resulting in a 30% reduction in total and same-store pawn fee revenues compared to the prior-year quarter, which compares favorably to the 40% decrease in pawn balances at the end of June. As of October 20, same-store pawn loans are down 26% compared to the prior year, and given the accelerating recovery in pawn originations, we believe could improve even more rapidly in the fourth quarter.
•Pawn loan forfeiture rates in the third quarter were again lower than historical levels, driven by customer liquidity and more active buying of general merchandise items. The resulting average monthly yield of 12% on the pawn loan portfolio for the third quarter represented an improvement of approximately 30 basis points compared to the yield in the prior-year comparable quarter.
•Inventory levels at the beginning of the third quarter were lower than normal following record second quarter domestic retail sales and fewer forfeited pawn loans due to the impacts of COVID-19 on lending activity. Partially offsetting the impact of lower beginning inventories was an increase in the percentage of merchandise purchased directly from customers. Purchased inventories can be put up for sale faster and typically at better margins than forfeited collateral. Resulting inventory levels at the end of the third quarter remained consistent with the previous sequential quarter, while retail sales decreased a modest 10% compared to the prior-year quarter, both in total and on a same-store basis.
•Despite the decline in top-line retail sales, total gross profit from retail sales for the third quarter increased 4% over the prior-year quarter driven by a 600 basis point improvement in retail margins. The third quarter retail margin of 44% was significantly higher than the 38% margin in the same quarter last year and greater than the 42% margin in the previous sequential quarter. The continued strength in retail margins reflect continued retail demand for value-priced pre-owned merchandise, increased buying of fresh merchandise from customers and lower levels of aged inventory, all of which limited the need for normal discounting. Aged inventories were 2% of total inventories at September 30, which improved compared to 3% a year ago.
•Net revenue from non-core scrap jewelry sales increased 10% for the quarter and 8% year-to-date compared to the respective prior-year periods. The improvement was driven primarily by increased gold prices and resulted in a 19% third quarter margin on scrap jewelry sales compared to 12% in the prior-year quarter.

•Store operating expenses decreased 10% on both a total and same-store basis compared to the prior-year quarter, reflecting the continued expense optimization efforts from reduced staffing levels through normal attrition, reduced store hours and other store-level cost saving initiatives.
U.S. Consumer Lending Operations
•Consistent with the Company’s strategy to focus on pawn operations, the Company ceased offering unsecured consumer loan and credit services products, which include all payday and installment loans, in the U.S. effective June 30, 2020.
•Revenues from consumer lending operations in the third quarter were from loans and credit services transactions originated prior to June 30, 2020 and totaled only $57,000 compared to $3 million in the third quarter of last year. The Company anticipates no revenue and minimal earnings contribution from the remaining wind-down of its consumer lending operations in the fourth quarter of 2020.

Note: Certain growth rates in “Latin America Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the three month period ended September 30, 2020 was 22.1 pesos / dollar, an unfavorable change of 14% versus the comparable prior-year period, and for the nine month period ended September 30, 2020 was 21.8 pesos / dollar, an unfavorable change of 13% versus the prior-year period.

Latin America Pawn Operations
•All of the Company’s stores in Latin America are currently open and operating. During the third quarter, operations were nominally impacted by restricted operating days/hours in Colombia, El Salvador and Guatemala, mass transit closings and other short-term closings due primarily to safety protocols related to the COVID-19 pandemic.
•Latin America saw second quarter declines in economic activity and personal spending related to COVID-19. The impact on pawn originations was significant, with year-over-year origination volumes declining approximately 50% in Mexico during May. This decline, while considerable, was less severe than in the U.S., likely due to limited government stimulus programs in Latin America in response to the pandemic. Pawn loan origination volume in Latin America improved steadily during the third quarter, with same-store origination volumes in Mexico down 19% in September and 15% over the past two weeks of October compared to the prior-year periods.
•Pawn loans outstanding at September 30 were down 29% on a U.S. dollar translated basis and 19% on a constant currency basis compared to the prior year, while same-store pawn loans at quarter end decreased 31% on a U.S. dollar translated basis and 21% on a constant currency basis compared to the prior-year quarter. As of October 20, currency adjusted pawn loans were down 18% compared to the prior year.
•Pawn fees in the third quarter decreased 30% in total, or 21% on a constant currency basis, as compared to the prior-year quarter. On a same-store basis, pawn fees decreased 32% on a U.S. dollar basis and were down 23% on a constant currency basis. Similar to U.S. results, pawn redemptions in Latin America were strong and drove improved yields during the quarter.
•Retail sales were impacted by a combination of lower beginning inventory levels and a more limited economic recovery in the third quarter versus the U.S. Resulting retail sales for the third quarter decreased 26%, or 17% on a constant currency basis, compared to the prior-year quarter. Same-store retail sales decreased 29% on a U.S. dollar basis and were down 20% on a constant currency basis.
•Partially offsetting lower sales, retail sales margins improved to 37% in the third quarter compared to 34% in the prior-year quarter and 36% in the previous sequential quarter due to the increased focus on loan-to-value ratios. Aged inventories remained low at less than 2% of total inventories.

•Net revenue from scrap jewelry sales was $3 million for the quarter compared to less than $1 million in the prior-year period as a result of increased margins and higher volumes. Scrap jewelry sales margins were strong at 25% during the third quarter versus 12% in the prior-year quarter, driven by increased dollar-denominated gold prices.
•Store operating expenses decreased 15%, or 5% on a constant currency basis, and same-store operating expenses decreased 19%, or 10% on a constant currency basis, compared to the prior-year quarter. The reduction in operating expenses reflects the continued expense optimization efforts from reduced staffing levels through normal attrition, reduced store hours and other store level cost saving initiatives.

Liquidity and Shareholder Returns
•In August 2020, the Company successfully completed an offering of $500 million of 4.625% senior unsecured notes due in 2028. The Company used the proceeds from the offering to redeem all $300 million of its 5.375% senior notes due in 2024, to significantly pay down the outstanding balance on the Company’s revolving unsecured credit facility and to pay fees and expenses related to the redemption and offering. In addition to the lower interest rate and the extended term, the new notes provide greater flexibility for opportunistic acquisitions, strategic real estate purchases and shareholder payouts in the form of dividends and share repurchases.
•The Company’s strong liquidity position at September 30, 2020 includes cash balances of $79 million and significant availability under its $500 million domestic bank line of credit.
•The net debt ratio improved to 1.7 to 1 for the trailing twelve months ended September 30, 2020, compared to 1.9 to 1 a year ago. See non-GAAP financial measures elsewhere in this release.
•The Board of Directors declared a $0.27 per share fourth quarter cash dividend on common shares outstanding, which will be paid on November 27, 2020 to stockholders of record as of November 13, 2020. This represents an annualized cash dividend of $1.08 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•Effective October 20, 2020, the Company lifted the temporary suspension of its share repurchase program put in place in April at the onset of the COVID-19 pandemic. Future share repurchases will remain subject to expected liquidity, debt covenant restrictions, alternative acquisition opportunities and other relevant factors. Year-to-date, the Company repurchased 981,000 shares at an aggregate cost of $80 million and $48 million remains under the current share repurchase authorization.

2020 Outlook
•Due to the uncertainty around COVID-19 and foreign currency volatility, the Company withdrew its initial 2020 earnings guidance on April 22, 2020. Given the ongoing uncertainties regarding the pace of the recovery in pawn receivables and inventories and ongoing currency volatility, the Company has not reinstated earnings guidance for the balance of the year. However, as the Company continues to evaluate its 2020 earnings results, the following factors are expected to impact its comparisons to prior-year results:
◦Impact of COVID-19: The extent to which COVID-19 continues to impact the Company’s operations will depend on future developments, which are uncertain and cannot be predicted with confidence, including the ongoing duration and severity of the outbreak and government responses to the pandemic and the resulting impact on borrowing demand and retail operations. For example, the normalization of demand for pawn loans could be delayed in the short-term by reduced personal spending if businesses and schools cannot reopen or remain open and by additional government stimulus payments and benefit programs.
Based on the currently improving growth trends for pawn receivables, the Company expects a smaller percentage decline in pawn fees in the fourth quarter as compared to the third quarter. While inventory levels have generally stabilized in the third quarter, especially in the U.S., fourth quarter sales will be impacted by lower inventory levels compared to the prior year. Despite the effects of the pandemic and currency volatility, full-year retail sales for 2020 are still expected to be down less than 10% to the prior year. The Company expects the continuation of improved retail margins in the fourth quarter, which will partially offset lower sales volumes, and expects to realize total expense savings at a rate similar to third quarter results.
◦Currency volatility: Global economic uncertainty due to the COVID-19 pandemic has strengthened the relative value of the U.S. dollar and negatively impacted developing market currencies, including the Mexican peso, which is the primary currency for the Company’s foreign operations. The current peso to dollar exchange rate of approximately 21.5 to 1 compares to an average rate in the first nine months of 2020 of 21.8 to 1 and an average rate of 19.3 to 1 during all of 2019. For the fourth quarter of 2020, the Company estimates that each full Mexican peso change in the exchange rate to the U.S. dollar represents approximately $0.08 to $0.10 per share of annualized earnings impact to the Company.
◦Income tax rate: For the full-year of 2020, the effective income tax rate is expected to range from 24.5% to 26.0% compared to 26.7% in 2019. The lower expected tax rate is primarily due to the finalized regulations on the GILTI tax as noted above and is dependent on other estimates that affect the tax rate and are subject to considerable change, such as the inflation index in Mexico and certain nondeductible executive incentive compensation in the U.S.
◦New store openings: Despite the challenges presented by COVID-19, including significant construction, utility and permitting delays, a total of 64 stores were opened in Latin America during the first nine months of the year. While the Company has a strong pipeline of additional stores leased, under construction or completed and awaiting permits, the impacts of COVID-19 will likely limit the number of 2020 openings to a total of 70 to 75 stores. As a reminder, the Company typically limits the number of fourth quarter openings in order to minimize operational distractions in the holiday sales season.

Additional Commentary and Analysis

Mr. Wessel provided the following additional insights on the Company’s third quarter operating results and outlook for the fourth quarter:

“FirstCash continues to focus on customer and employee safety as we navigate the pandemic and its significant health and economic impacts. We are proud of our team’s resiliency and dedication to safely provide essential products and services to our loyal customers in these challenging times. The Company’s ability to keep its stores open and maintain our workforce have been critical. We have remained committed to avoiding layoffs or furloughs in any of our significant geographic markets and corporate offices and our front-line employees, as a whole, have benefited from record levels of incentive pay so far this year.

“We are seeing a steady rebound in pawn activity, with U.S. originations thus far in October rapidly approaching more normalized levels, which we believe will lead to the substantial recovery in pawn balances in the first quarter of next year if current trends continue. In addition, our stores continue to maintain a disciplined approach in setting both loan-to-value ratios and the amount we pay for merchandise purchased directly from customers. Coupled with continued demand for our retail products and higher gold prices, retail margins and scrap jewelry margins were well above historical norms during the third quarter, and we expect these trends to continue in the fourth quarter.

“Despite the obvious challenges, we have now safely added over 100 stores this year through acquisitions and new store openings. Additional store openings are planned in the fourth quarter and our real estate team continues to build a pipeline of openings for 2021. We are also optimistic about potential store acquisition opportunities in both the U.S. and Latin America over the next several quarters. Given current market conditions in commercial retail leasing, we are more focused than ever on optimizing our store real estate portfolio through negotiation of more favorable lease extensions and/or exploring opportunities to relocate or optimize store locations. Additionally, we continue to make strategic purchases of the real property at existing store locations as opportunities and sufficient economics arise in key markets and locations. The Company expects the combination of these real estate initiatives over time to reduce occupancy expenses and improve the quality and overall profitability of its locations.

“FirstCash continues to maintain strong liquidity and has generated record free cash flows in this year’s unprecedented environment. The Company’s excellent credit profile was evidenced by our ability to refinance our senior notes in August with an oversubscribed and upsized $500 million issuance at 4.625% with an eight year term. This issuance reduces our long-term fixed rate financing costs and provides additional capital for loan growth, new stores, acquisitions and shareholder returns. We have also enhanced liquidity and cash flows this year through expense discipline which enabled us to achieve a $24 million, or 13%, reduction in combined store-level and administrative expenses during the third quarter, and we anticipate significant cost reductions to continue into the fourth quarter and next year as we navigate the pandemic.

“While 2020 has obviously been a challenging year for our customers, employees and the Company, we remain optimistic about the recovery and believe that we are very well positioned for long-term growth and increased shareholder value,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores with 2,750 retail pawn locations and approximately 17,000 employees in 24 U.S. states, the District of Columbia and four countries in Latin America including Mexico, Guatemala, El Salvador and Colombia. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s website located at http://www.firstcash.com.

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments (1) related to the COVID-19 pandemic, which include risks and uncertainties related to the current unknown duration and severity of the COVID-19 pandemic, the impact of governmental responses that have been, and may in the future be, imposed in response to the pandemic, including stimulus programs which could adversely impact lending demand and regulations which could adversely affect the Company’s ability to continue to fully operate, potential changes in consumer behavior and shopping patterns which could impact demand for both the Company’s pawn loan and retail products, the deterioration in the economic conditions in the United States and Latin America which potentially could have an impact on discretionary consumer spending, and currency fluctuations, primarily involving the Mexican peso and (2) those discussed and described in the Company’s 2019 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2020, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC, including the Company’s quarterly report on Form 10-Q filed with the SEC on April 27, 2020. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Retail merchandise sales	$234,982	$281,358	$819,011	$844,353
Pawn loan fees	99,570	142,879	343,675	420,994
Wholesale scrap jewelry sales	25,281	25,661	74,437	82,352
Consumer loan and credit services fees	57	2,561	2,003	18,378
Total revenue	359,890	452,459	1,239,126	1,366,077

Cost of revenue:
Cost of retail merchandise sold	137,230	178,597	493,436	534,218
Cost of wholesale scrap jewelry sold	19,818	22,660	61,022	76,947
Consumer loan and credit services loss provision	104	223	(480)	3,829
Total cost of revenue	157,152	201,480	553,978	614,994

Net revenue	202,738	250,979	685,148	751,083

Expenses and other income:
Store operating expenses	132,061	149,819	426,612	445,018
Administrative expenses	24,354	30,576	85,642	94,426
Depreciation and amortization	10,426	10,674	31,424	31,058
Interest expense	6,561	8,922	21,953	25,840
Interest income	(499)	(429)	(1,209)	(788)
Merger and other acquisition expenses	7	805	209	1,510
(Gain) loss on foreign exchange	(432)	1,648	1,639	926
Loss on extinguishment of debt	11,737	—	11,737	—
Write-offs and impairments of certain lease intangibles and other assets	837	—	6,549	—
Total expenses and other income	185,052	202,015	584,556	597,990

Income before income taxes	17,686	48,964	100,592	153,093

Provision for income taxes	2,624	14,203	26,739	42,629

Net income	$15,062	$34,761	$73,853	$110,464

Earnings per share:
Basic	$0.36	$0.81	$1.78	$2.56
Diluted	$0.36	$0.81	$1.77	$2.55

Weighted-average shares outstanding:
Basic	41,440	42,957	41,597	43,183
Diluted	41,536	43,167	41,691	43,358

Dividends declared per common share	$0.27	$0.25	$0.81	$0.75

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,		December 31,
	2020	2019	2019
ASSETS
Cash and cash equivalents	$78,844	$61,183	$46,527
Fees and service charges receivable	36,423	48,587	46,686
Pawn loans	270,619	385,907	369,527
Consumer loans, net	—	895	751
Inventories	168,664	281,921	265,256
Income taxes receivable	7,534	1,944	875
Prepaid expenses and other current assets	10,647	9,275	11,367
Total current assets	572,731	789,712	740,989

Property and equipment, net	341,827	300,087	336,167
Operating lease right of use asset	289,175	288,460	304,549
Goodwill	932,329	936,562	948,643
Intangible assets, net	83,837	86,468	85,875
Other assets	9,087	10,880	11,506
Deferred tax assets	6,509	10,624	11,711
Total assets	$2,235,495	$2,422,793	$2,439,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$79,979	$81,999	$72,398
Customer deposits	36,189	41,686	39,736
Income taxes payable	183	713	4,302
Lease liability, current	84,970	83,328	86,466
Total current liabilities	201,321	207,726	202,902

Revolving unsecured credit facilities	40,000	340,000	335,000
Senior unsecured notes	492,775	296,394	296,568
Deferred tax liabilities	69,261	61,240	61,431
Lease liability, non-current	188,212	181,257	193,504
Total liabilities	991,569	1,086,617	1,089,405

Stockholders’ equity:
Common stock	493	493	493
Additional paid-in capital	1,226,512	1,229,793	1,231,528
Retained earnings	767,683	684,865	727,476
Accumulated other comprehensive loss	(164,877)	(113,516)	(96,969)
Common stock held in treasury, at cost	(585,885)	(465,459)	(512,493)
Total stockholders’ equity	1,243,926	1,336,176	1,350,035
Total liabilities and stockholders’ equity	$2,235,495	$2,422,793	$2,439,440

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. operations
•Latin America operations - Includes operations in Mexico, Guatemala, El Salvador and Colombia

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and unsecured consumer loans, net as well as other earning asset metrics of the U.S. operations segment as of September 30, 2020 as compared to September 30, 2019 (dollars in thousands, except as otherwise noted):

	As of September 30,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$188,819	$270,659	(30)%
Inventories	120,397	185,369	(35)%
Consumer loans, net (1)	—	895	(100)%
	$309,216	$456,923	(32)%

Average outstanding pawn loan amount (in ones)	$188	$167	13%

Composition of pawn collateral:
General merchandise	34%	36%
Jewelry	66%	64%
	100%	100%

Composition of inventories:
General merchandise	42%	47%
Jewelry	58%	53%
	100%	100%

Percentage of inventory aged greater than one year	2%	3%

Inventory turns (trailing twelve months retail sales divided by average inventories)	3.2 times	2.8 times

(1)    Effective June 30, 2020, the Company ceased offering unsecured consumer lending and credit services products, which include all payday and installment loans, in the U.S.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 (dollars in thousands):

	Three Months Ended
	September 30,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$151,618	$168,092	(10)%
Pawn loan fees	66,180	95,125	(30)%
Wholesale scrap jewelry sales	12,692	18,369	(31)%
Consumer loan and credit services fees	57	2,561	(98)%
Total revenue	230,547	284,147	(19)%

Cost of revenue:
Cost of retail merchandise sold	84,673	103,728	(18)%
Cost of wholesale scrap jewelry sold	10,316	16,217	(36)%
Consumer loan and credit services loss provision	104	223	(53)%
Total cost of revenue	95,093	120,168	(21)%

Net revenue	135,454	163,979	(17)%

Segment expenses:
Store operating expenses	92,678	103,315	(10)%
Depreciation and amortization	5,390	5,213	3%
Total segment expenses	98,068	108,528	(10)%

Segment pre-tax operating income	$37,386	$55,451	(33)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 (dollars in thousands):

	Nine Months Ended
	September 30,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$556,528	$523,825	6%
Pawn loan fees	235,937	283,127	(17)%
Wholesale scrap jewelry sales	37,727	56,942	(34)%
Consumer loan and credit services fees	2,003	18,378	(89)%
Total revenue	832,195	882,272	(6)%

Cost of revenue:
Cost of retail merchandise sold	325,863	326,134	—%
Cost of wholesale scrap jewelry sold	32,754	52,340	(37)%
Consumer loan and credit services loss provision	(480)	3,829	(113)%
Total cost of revenue	358,137	382,303	(6)%

Net revenue	474,058	499,969	(5)%

Segment expenses:
Store operating expenses	303,686	310,208	(2)%
Depreciation and amortization	16,352	15,527	5%
Total segment expenses	320,038	325,735	(2)%

Segment pre-tax operating income	$154,020	$174,234	(12)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America, which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.
The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	September 30,		Favorable /
	2020	2019	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	22.5	19.6	(15)%
Three months ended	22.1	19.4	(14)%
Nine months ended	21.8	19.3	(13)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.8	7.7	(1)%
Three months ended	7.7	7.7	—%
Nine months ended	7.7	7.7	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,879	3,462	(12)%
Three months ended	3,730	3,339	(12)%
Nine months ended	3,703	3,239	(14)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America operations segment as of September 30, 2020 as compared to September 30, 2019 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				September 30,	Increase /
	As of September 30,			2020	(Decrease)
	2020	2019	Decrease	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$81,800	$115,248	(29)%	$93,105	(19)%
Inventories	48,267	96,552	(50)%	54,770	(43)%
	$130,067	$211,800	(39)%	$147,875	(30)%

Average outstanding pawn loan amount (in ones)	$64	$66	(3)%	$73	11%

Composition of pawn collateral:
General merchandise	66%	72%
Jewelry	34%	28%
	100%	100%

Composition of inventories:
General merchandise	60%	73%
Jewelry	40%	27%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months retail sales divided by average inventories)	4.1 times	3.7 times

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			September 30,	Increase /
	September 30,		Increase /	2020	(Decrease)
	2020	2019	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$83,364	$113,266	(26)%	$94,326	(17)%
Pawn loan fees	33,390	47,754	(30)%	37,869	(21)%
Wholesale scrap jewelry sales	12,589	7,292	73%	12,589	73%
Total revenue	129,343	168,312	(23)%	144,784	(14)%

Cost of revenue:
Cost of retail merchandise sold	52,557	74,869	(30)%	59,447	(21)%
Cost of wholesale scrap jewelry sold	9,502	6,443	47%	10,816	68%
Total cost of revenue	62,059	81,312	(24)%	70,263	(14)%

Net revenue	67,284	87,000	(23)%	74,521	(14)%

Segment expenses:
Store operating expenses	39,383	46,504	(15)%	44,204	(5)%
Depreciation and amortization	3,903	3,795	3%	4,370	15%
Total segment expenses	43,286	50,299	(14)%	48,574	(3)%

Segment pre-tax operating income	$23,998	$36,701	(35)%	$25,947	(29)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 (dollars in thousands):

				Constant Currency Basis
				Nine Months
				Ended
	Nine Months Ended			September 30,	Increase /
	September 30,		Increase /	2020	(Decrease)
	2020	2019	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$262,483	$320,528	(18)%	$295,523	(8)%
Pawn loan fees	107,738	137,867	(22)%	121,324	(12)%
Wholesale scrap jewelry sales	36,710	25,410	44%	36,710	44%
Total revenue	406,931	483,805	(16)%	453,557	(6)%

Cost of revenue:
Cost of retail merchandise sold	167,573	208,084	(19)%	188,607	(9)%
Cost of wholesale scrap jewelry sold	28,268	24,607	15%	31,892	30%
Total cost of revenue	195,841	232,691	(16)%	220,499	(5)%

Net revenue	211,090	251,114	(16)%	233,058	(7)%

Segment expenses:
Store operating expenses	122,926	134,810	(9)%	137,211	2%
Depreciation and amortization	11,568	10,679	8%	12,886	21%
Total segment expenses	134,494	145,489	(8)%	150,097	3%

Segment pre-tax operating income	$76,596	$105,625	(27)%	$82,961	(21)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. operations	$37,386	$55,451	$154,020	$174,234
Latin America operations	23,998	36,701	76,596	105,625
Consolidated segment pre-tax operating income	61,384	92,152	230,616	279,859

Corporate expenses and other income:
Administrative expenses	24,354	30,576	85,642	94,426
Depreciation and amortization	1,133	1,666	3,504	4,852
Interest expense	6,561	8,922	21,953	25,840
Interest income	(499)	(429)	(1,209)	(788)
Merger and other acquisition expenses	7	805	209	1,510
(Gain) loss on foreign exchange	(432)	1,648	1,639	926
Loss on extinguishment of debt	11,737	—	11,737	—
Write-offs and impairments of certain lease intangibles and other assets	837	—	6,549	—
Total corporate expenses and other income	43,698	43,188	130,024	126,766

Income before income taxes	17,686	48,964	100,592	153,093

Provision for income taxes	2,624	14,203	26,739	42,629

Net income	$15,062	$34,761	$73,853	$110,464

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following tables detail store count activity:

	Three Months Ended September 30, 2020
	U.S.	Latin America
	Operations Segment (2)	Operations Segment (3)	Total Locations
Total locations, beginning of period	1,035	1,710	2,745
New locations opened	—	13	13
Consolidation of existing pawn locations	(5)	(3)	(8)
Total locations, end of period	1,030	1,720	2,750

	Nine Months Ended September 30, 2020
	U.S.	Latin America
	Operations Segment (2)	Operations Segment (3)	Total Locations
Total locations, beginning of period	1,056	1,623	2,679
New locations opened	—	64	64
Locations acquired	—	40	40
Closure of consumer loan stores (1)	(13)	—	(13)
Consolidation of existing pawn locations	(13)	(7)	(20)
Total locations, end of period	1,030	1,720	2,750

(1)Effective June 30, 2020, the Company ceased offering unsecured consumer lending and credit services products, which include all payday and installment loans, in the U.S.

(2)The table does not include 42 check cashing locations operated by independent franchisees under franchising agreements with the Company.

(3)    The table does not include 27 Prendamex pawn locations operated by independent franchisees under franchising agreements with the Company.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and other acquisition expenses to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and other acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and other acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of ASC 842 on January 1, 2019.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$15,062	$0.36	$34,761	$0.81	$73,853	$1.77	$110,464	$2.55
Adjustments, net of tax:
Merger and other acquisition expenses	5	—	567	0.01	151	—	1,097	0.02
Non-cash foreign currency (gain) loss related to lease liability	(308)	(0.01)	340	0.01	2,453	0.06	(34)	—
Loss on extinguishment of debt	9,037	0.22	—	—	9,037	0.22	—	—
Non-cash write-off of certain merger related lease intangibles (1)	644	0.02	—	—	3,579	0.09	—	—
Non-cash impairment of certain other assets (2)	—	—	—	—	1,463	0.03	—	—
Consumer lending wind-down costs and asset impairments	13	—	578	0.01	84	—	2,537	0.06
Adjusted net income and diluted earnings per share	$24,453	$0.59	$36,246	$0.84	$90,620	$2.17	$114,064	$2.63

(1)    Certain above/below market store lease intangibles, recorded in conjunction with the Cash America merger in 2016, were written-off as a result of the Company purchasing the real estate from the landlords of the respective stores.

(2)    Impairment related to a non-operating asset in which the Company determined that an other than temporary impairment existed as of March 31, 2020.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended September 30,
	2020			2019
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$7	$2	$5	$805	$238	$567
Non-cash foreign currency (gain) loss related to lease liability	(439)	(131)	(308)	486	146	340
Loss on extinguishment of debt	11,737	2,700	9,037	—	—	—
Non-cash write-off of certain merger related lease intangibles	837	193	644	—	—	—
Consumer lending wind-down costs and asset impairments	17	4	13	751	173	578
Total adjustments	$12,159	$2,768	$9,391	$2,042	$557	$1,485

	Nine Months Ended September 30,
	2020			2019
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$209	$58	$151	$1,510	$413	$1,097
Non-cash foreign currency loss (gain) related to lease liability	3,505	1,052	2,453	(49)	(15)	(34)
Loss on extinguishment of debt	11,737	2,700	9,037	—	—	—
Non-cash write-off of certain merger related lease intangibles	4,649	1,070	3,579	—	—	—
Non-cash impairment of certain other assets	1,900	437	1,463	—	—	—
Consumer lending wind-down costs and asset impairments	109	25	84	3,295	758	2,537
Total adjustments	$22,109	$5,342	$16,767	$4,756	$1,156	$3,600

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2020	2019	2020	2019	2020		2019
Net income	$15,062	$34,761	$73,853	$110,464	$128,007		$158,539
Income taxes	2,624	14,203	26,739	42,629	44,103		57,730
Depreciation and amortization	10,426	10,674	31,424	31,058	42,270		40,934
Interest expense	6,561	8,922	21,953	25,840	30,148		34,420
Interest income	(499)	(429)	(1,209)	(788)	(1,476)		(1,016)
EBITDA	34,174	68,131	152,760	209,203	243,052		290,607
Adjustments:
Merger and other acquisition expenses	7	805	209	1,510	465		3,579
Non-cash foreign currency (gain) loss related to lease liability	(439)	486	3,505	(49)	2,621		(49)
Loss on extinguishment of debt	11,737	—	11,737	—	11,737		—
Non-cash write-off of certain merger related lease intangibles	837	—	4,649	—	4,649		—
Non-cash impairment of certain other assets	—	—	1,900	—	1,900		—
Consumer lending wind-down costs and asset impairments	17	751	109	3,295	268		4,809
Adjusted EBITDA	$46,333	$70,173	$174,869	$213,959	$264,692		$298,946

Net debt ratio calculation:
Total debt (outstanding principal)					$540,000		$640,000
Less: cash and cash equivalents					(78,844)		(61,183)
Net debt					$461,156		$578,817
Adjusted EBITDA					$264,692		$298,946
Net debt ratio (net debt divided by adjusted EBITDA)					1.7	:1	1.9	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. Free cash flow during the nine months and trailing twelve months ended September 30, 2020 were significantly improved due primarily to increased cash flows from retail sales and a net reduction in pawn loans outstanding associated with impacts of COVID-19. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2020	2019	2020	2019	2020	2019
Cash flow from operating activities	$34,067	$57,851	$177,366	$163,824	$245,138	$233,034
Cash flow from investing activities:
Loan receivables, net (1)	(32,349)	(22,572)	145,930	(2,998)	183,334	20,182
Purchases of furniture, fixtures, equipment and improvements	(7,377)	(10,200)	(27,853)	(33,104)	(39,060)	(43,013)
Free cash flow	(5,659)	25,079	295,443	127,722	389,412	210,203
Merger and other acquisition expenses paid, net of tax benefit	5	567	151	1,097	330	2,568
Adjusted free cash flow	$(5,654)	$25,646	$295,594	$128,819	$389,742	$212,771

(1)    Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com